UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Cypress Semiconductor Corporation
(Name of Registrant as Specified In Its Charter)

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The following is an e-mail sent on June 11, 2017 from Hassane El-Khoury, President and Chief Executive Officer of Cypress Semiconductor Corporation (the “Company”), to the Company’s employees.

Last week, the Cypress Board of Directors held our quarterly meeting where I provided an update on our progress in executing the Cypress 3.0 strategy and shifting the company culture to focus on delivering innovative solutions to our customers’ problems and rewarding employees for successfully meeting our objectives.

The positive feedback from our Board matched the inputs I’ve received over the past months from my extensive discussions with customers, employees and stockholders. The common theme is very complimentary and supportive of our dedication to move Cypress forward, both strategically and culturally. Change is never easy, but as I mentioned in the past, it is necessary.  I want to thank each of you for embracing our new vision and working hard each day to make it a reality.

I do realize that some of the news surrounding Cypress and the ongoing proxy fight might have caused some distraction, or maybe raised some concerns which have remained unanswered. Let me assure you, the Board of Directors and the management team are working diligently to help Cypress move forward, which brings me to today’s announcement.

We issued a press release (http://www.cypress.com/news/cypress-executive-chairman-ray-bingham-steps-down-board) announcing several significant actions taken by the Board to help speed us toward resolving the ongoing proxy fight and regaining the momentum we have built, best measured by the results we have delivered over the past few quarters.

•              Executive Chairman Ray Bingham has resigned from the Cypress Board of Directors.  He will not be standing for re-election at the Annual Meeting.

•              Eric Benhamou has stepped down as Lead Independent Director, but will remain on the Board.

•              In response to the actions above, our Board appointed current independent director W.  Steve Albrecht as Cypress’ new Chairman of the Board.

•              In addition, the Board has decided there is no longer a need for the Executive Chairman role due to the strong, focused performance of our Cypress team and leadership.

We are thrilled that Steve has agreed to accept the role of Chairman. He is a world-renowned corporate governance expert with a long and outstanding track record, both as a member of public company boards and as a researcher and academic. We believe he is uniquely qualified and committed to leading our mission of restoring faith in the governance of our Board, driving strategic growth and creating value for all of our stockholders. He will also guide our Board to expand with new directors that add skills most relevant to our Cypress 3.0 future.

On June 20th, we will hold our 2017 Annual Meeting of Stockholders. The Board and I have again reinforced our request for all stockholders to vote the WHITE card which would elect the six directors from our current Cypress Board. Due to the resignation of Ray, at least one of T.J.’s candidates will also be added to the Board. Our recommendation is for our stockholders to only appoint one of T.J.’s two nominated candidates.

I know you are probably exhausted by the endless succession of fight letters and disclosures. There is light at the end of the tunnel with only nine days left before the stockholder vote. I’m very proud of our global team and how each of you has remained steadfast, focused and dedicated to our strategic Cypress 3.0 priorities; I promise you that I am as focused as you all are. I’m excited to reach the new heights I know we can attain once we finally put this proxy fight to bed and focus all our talent, energy and passion toward solving the problems our customers care about.

If you have any questions, or receive inquiries from the media or other third parties, please direct them to Pam Tondreau via telephone or email.

Hassane

FORWARD-LOOKING STATEMENTS

Statements herein that are not historical facts and that refer to Cypress or its subsidiaries’ plans and expectations for the future are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. We may use words such as “may,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “future,” “continue” or other wording indicating future results or expectations to identify such forward-looking statements that include, but are not limited to statements related to: our Cypress 3.0 strategy; the composition of our Board of Directors; the Company’s financial performance; and the resolution of legal proceedings. Such statements reflect our current expectations, which are based on information and data available to our management as of the date of this press release. Our actual results may differ materially due to a variety of risks and uncertainties, including, but not limited to:  the uncertainty of litigation; our ability to execute on our Cypress 3.0 strategy; global economic and market conditions; business conditions and growth trends in the semiconductor market; our ability to compete effectively; the volatility in supply and demand conditions for our products, including but not limited to the impact of seasonality on supply and demand; our ability to develop, introduce and sell new products and technologies; potential problems relating to our manufacturing activities; the impact of acquisitions; our ability to attract and retain key personnel; and other risks and uncertainties described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our most recent Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission. We assume no responsibility to update any such forward-looking statements.